Closing Date Extension Addendum

On April 2nd, 2021, this Closing Date Extension Addendum ("Addendum") is entered hereto between Futuris Company (the "Company"), with its principal place of business at 22 Baltimore Road, Rockville, MD 20850, Computer Deductions, Inc., a California corporation with an address of 8680 Greenback ln, #210 Orangevale, CA 95662 ("CDI") and by Allan MacDonnell and partners in CDI ("Partners" and together with CDI, collectively, the "Sellers").

The "**Effective Closing Date**" agreed to under the Stock Purchase and Acquisition Agreement made on March 20, 2021 is hereby extended to March 31, 2021irrespective of when the closing occurs shortly thereafter. This Addendum further extends the dates of Exhibit: A Promissory Notes, Exhibit C: Futuris Company Lock-up Agreements and Exhibit D: Put Agreements to March 31, 2021 as applicable.

Signatures:

Futuris Company

By: ______________________
Name: Kalyan Pathuri
Title: President

Sellers:
CDI

By: ______________________
Name: Allan MacDonnell
Title: On Behalf of Partners

Exhibits A, C and D Signatories

Allan Vincent MacDonnell

____
By: Allan Vincent MacDonnell

Donald Gordon Foulk Sr.

____
By: Donald Gordon Foulk Sr.

Thomas James Calabro

____
By: Thomas James Calabro